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                                                                   Exhibit 4.4.2


                       THIRD AMENDMENT TO RIGHTS AGREEMENT

         This Third Amendment to Rights Agreement is dated as of May 3, 2001 between EFTC Corporation, a Colorado Corporation ("EFTC") and Computershare Trust Company, Inc., formally known as American Securities Transfer & Trust, Inc. (the "Rights Agent"), and is being executed by the Rights Agent at the direction of EFTC.

                                    RECITALS

         WHEREAS, EFTC and the Rights Agent are parties to a Rights Agreement dated as of February 25, 1999, as amended on March 30, 2000 and July 14, 2000 (the "AMENDED RIGHTS AGREEMENT") and wish to amend same.

         WHEREAS, EFTC, Parent Holding Corp., a Delaware corporation ("PARENT"), and K*TEC Electronics Holding Corporation, a Delaware corporation ("K*TEC"), intend to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which K*TEC and EFTC will effect a business combination upon the terms and subject to the conditions of the Merger Agreement;

         WHEREAS, on the date hereof, the Board of Directors of EFTC resolved to amend the Amended Rights Agreement to render the Rights inapplicable to the execution of, and transactions contemplated by, the Merger Agreement; and

         WHEREAS, Section 27 of the Amended Rights Agreement permits the Company from time to time to supplement and amend the Amended Rights Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

         1. Section 1 of the Amended Rights Agreement is hereby amended by adding the following new paragraph at the beginning of Section 1:

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, (i) neither K*TEC Electronics Holding Corporation ("K*TEC") or any other party to the Agreement and Plan of Merger by and among EFTC, K*TEC and the other parties thereto dated as of May 3, 2001, as amended from time to time (the "MERGER AGREEMENT"), Thayer-BLUM Funding, L.L.C., Thayer-BLUM Funding II, L.L.C. or any of their Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date or Triggering Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Merger Agreement, the announcement, commencement or consummation of the transactions contemplated by the Merger Agreement. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement and (ii) immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and expire, and all Rights shall become null and
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void with any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under this Agreement or otherwise."

         2. Section 7(a) of the Amended Rights Agreement is hereby amended to read in its entirety as follows:

              (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on February 25, 2009 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii) and (iii) being herein referred to as the "Expiration Date").

         3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.



                                    * * * * *

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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.


EFTC CORPORATION                            COMPUTERSHARE TRUST COMPANY, INC. as
                                            Rights Agent


By: /s/ James A. Doran                      By: /s/ Jennifer A. Owens
    ------------------------------              --------------------------------

Name: James A. Doran                        Name: Jennifer A. Owens

Title: Vice President                       Title: Vice President




                                            By: /s/ Kellie Gwinn
                                                --------------------------------

                                            Name: Kellie Gwinn

                                            Title: Vice President










                [SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]